CTS Corporation
Form 10-K 2004

EXHIBIT (10)(aa)

DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

Director Compensation

Employee directors receive no additional compensation for serving on the Board of Directors or Board Committees. Non-employee directors receive the following fees for their service on the Board: annual board retainer — $24,000; annual retainer for each Audit Committee member — $4,000; annual retainer for each Finance, Nominating and Governance and Compensation Committee Member — $2,500; additional annual retainer for Audit Committee Chairman — $4,000; additional annual retainer for Compensation Committee Chairman — $3,000; additional annual retainer for Finance and Nominating and Governance Chairman — $2,000; meeting fee for each Board or Committee Meeting — $1,500. Effective in 2003, the Board adopted a policy providing that all committee meetings, including special meetings called by the committee chairman, are compensated at the regular meeting fee rate. Special activity by the committee chairman, as well as any special activity by another committee member that is requested or approved by the committee chairman, is also compensated at the regular meeting fee rate. Non-employee directors are reimbursed by the corporation for reasonable travel expenses related to their performance of services and for director education programs.

In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Under that plan, a deferred stock unit account was established for each non-employee director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non-employee director’s account. When a non-employee director retires from the Board, he or she receives one share of CTS common stock for each deferred stock unit credited to his or her account. On December 1, 2004, the Board of Directors amended the plan to preclude crediting any additional units to the deferred stock unit accounts. On December 1, 2004, each non-employee director received a grant of restricted stock units under the CTS Corporation 2004 Omnibus Long-term Incentive Plan equivalent to the number of deferred stock units which would have been credited to the director for 2004 service under the Stock Retirement Plan for Non-Employee Directors. Under the terms of this award, each non-employee director will receive one share of CTS common stock for each restricted stock unit upon retirement from the Board.

In 2002, the Board established a $30,000 annual stock-based compensation target for each non-employee director. Through 2004, this target was achieved by calculating the value of the 800 common stock units to be credited under the Stock Retirement Plan for Non-Employee Directors based on the closing price of CTS common stock on the New York Stock Exchange on the credit date. If the calculated value of the common stock units was less than $30,000, each non-employee director received a stock option award sufficient to make up the difference between that value and $30,000, based on the closing price of CTS common stock on the New York Stock Exchange on the credit date. For 2005, the stock-based compensation target was achieved by awarding each non-employee director 2300 restricted stock units under the CTS Corporation 2004 Omnibus Long-term Incentive Plan. The awards were granted on December 1, 2004 and became distributable on January 11, 2005 absent a deferral election by the non-employee director. Upon distribution, one share of CTS common stock for each restricted stock unit is transferred to the non-employee director. A prototype non-employee director restricted stock unit agreement is filed as an Exhibit (10)(z) to this Annual Report on Form 10-K.

Named Executive Officer Compensation

CTS has an employment agreement with Donald K. Schwanz which has been previously filed with the Commission as an exhibit to the corporation’s Annual Report on Form 10-K. CTS does not have written employment agreements with any other named executive officer. Annual salary for each named executive officer is determined by the Compensation Committee of the Board of Directors. The annual salaries for named executive officers set in 2004 were as follows: Donald K. Schwanz — $713,600; Vinod M. Khilnani — $314,800; Donald R. Schroeder — $289,500; James L. Cummins — $224,800; Richard G. Cutter — $220,500.

Each named executive officer participates in the CTS Corporation Management Incentive Plan which has been previously filed with the Commission as an exhibit to CTS’ Annual Report on Form 10-K. The plan provides cash bonuses determined by the Compensation Committee, based on achievement of annual performance goals established by the Committee.

The Compensation Committee has historically awarded stock-based compensation to named executive officers on an annual basis. In 2004, the Compensation Committee awarded the named executive officers restricted stock units and incentive stock options under the CTS Corporation 2004 Omnibus Long-term Incentive Plan. Prototype restricted stock unit and incentive stock unit agreements were previously filed with the commission as an exhibit to the corporation’s quarterly report on Form 10-Q for the quarter ended September 26, 2004.

Mr. Schwanz receives a quarterly perquisite allowance of $3,900. Each other named executive officer receives a quarterly perquisite allowance of $3,600. Mr. Schroeder will receive an additional $4,000 per month cost-of-living allowance related to his relocation to Southern California as a result of his appointment as President of CTS Electronics Manufacturing Solutions, a strategic business unit of the corporation, during his first thirty-six months in this position.

Each named executive officer has executed a change-in-control severance agreement which provides severance benefits only upon a change-in-control of CTS. Prototype change-in-control severance agreements have been previously filed with the Commission as an exhibit to the corporation’s Annual Report on Form 10-K.

2